Exhibit 3.1
I certify the attached is a true and correct copy of the Articles of Amendment, filed on October 9, 2006, to Articles of Incorporation for INTERCHANGE MEDICAL, INC., a Florida corporation, as shown by the records of this office.
I further certify the document was electronically received under FAX audit number H06000247024. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below.
The document number of this corporation is P99000030650.
Authentication Code: 006A00059914-100906-P99000030650-1/1.

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
INTERCHANGE MEDICAL, INC.
     In accordance with Sections 607.1003 and 607.1006 of the Florida Business Corporation Act, the undersigned, Chief Executive Officer of Interchange Medical, Inc. (the “Corporation”) hereby certifies:
     FIRST: That Article IV of the Corporation’s Articles of Incorporation, is hereby deleted in its entirety and amended as follows:
“The aggregate number of shares which the Corporation shall have the authority to issue is 100,000,000 shares of common stock having a par value of $.0001 per share and 50,000,000 shares of preferred stock having a par value of $.0001 per share, of which 5,000,000 shares have been designated Series A 8% Preferred Stock. The Certificate of Designations, Preferences, Rights and Other Rights of Series A 8% Preferred Stock, as amended, shall remain in full force and effect. Additional series of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitation or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.
Effective as of the date of filing of these Articles of Amendment, each 100 shares of common stock, $.0001 par value per share, issued and outstanding as of October 8, 2006 (the “Old Common Stock”), will be changed into one fully paid and nonassessable share of common stock, $.0001 par value per share (the “New Common Stock”). Each certificate that represented shares of Old Common Stock shall, after the date of filing of these Articles of Amendment (the “Effective Date”), represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted into hereby; provided, however, that each person holding of record a certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of said certificate or certificates, a new certificate or certificates, as the case may be, evidencing and representing the number of shares of New Common Stock to which such person is entitled pursuant to this Amendment.

No cash will be paid or distributed as a result of aforementioned reverse stock split of the Corporation’s Common Stock, and no fractional shares of New Common Stock will be issued. All fractional shares, which would otherwise be required to be issued as a result of the stock split, will be rounded up to the nearest whole share.
     SECOND: The foregoing Articles of Amendment to the Articles of Incorporation were adopted pursuant to Section 607.0821 by the Board of Directors of the Corporation by written consent dated August 30, 2006.
     THIRD: That in lieu of a meeting, holders of shares of stock representing a majority of the issued and outstanding shares of the Common Stock of the Corporation have given written consent dated September 13, 2006 to such amendment in accordance with the provisions of Section 607.0704. Therefore, the number of votes cast was sufficient for approval.
     FOURTH: These Articles of Amendment to the Articles of Incorporation shall be effective upon filing with the Florida Secretary of State.
     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be executed by its duly authorized officer.
     Dated: October 8, 2006.

INTERCHANGE MEDICAL, INC.
/s/ Ahmad Moradi, Ph.D.
Chief Executive Officer